ASSURANCE DIMENSIONS

Financial Statements and
Independent Auditor's Report

Hoop Street Center 1 Corporation

November 2, 2020

Hoop Street Center 1 Corporation

Table of Contents

ASSURANCE DIMENSIONS

Independent Auditor's Report

Board of Directors and Stockholder

Hoop Street Center 1 Corporation

Report on the Balance Sheet

We have audited the balance sheet of Hoop Street Center 1 Corporation (the "Company") as of November 2, 2020.

Management's Responsibility for the Balance Sheet

Management is responsible for the preparation and fair presentation of the balance sheet in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of balance sheet that is free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on this balance sheet based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the balance sheet is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts in the balance sheet. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the balance sheet.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the balance sheet referred to above represents fairly, in all material respects, the financial position of Hoop Street Center 1 Corporation as of November 2, 2020 in accordance with accounting principles generally accepted in the United States of America.

Assurance Dimensions

Tampa, Florida
November 3, 2020

ASSURANCE DIMENSIONS CERTIFIED PUBLIC ACCOUNTANTS & ASSOCIATES
also d/b/a McNAMARA and ASSOCIATES, PLLC
TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053
JACKSONVILLE: 4720 Salisbury Road, Suite 223 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053
ORLANDO: 1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053
SOUTH FLORIDA: 2000 Banks Road, Suite 218 | Margate, FL 33063 | Office: 754.800.3400 | Fax: 813.443.5053
www.assurancedimensions.com

Hoop Street Center 1 Corporation
Balance Sheet
As of November 2, 2020

		2020
Assets		
CURRENT ASSETS		
Cash and cash equivalents	$	500
TOTAL ASSETS	$	500
Liabilities and Shareholder's Equity		
CURRENT LIABILITIES		
Liabilities	$	-
Total Current Liabilities		-
SHAREHOLDER'S EQUITY		
Retained earnings		-
Common stock, authorized shares 10,000,000 and 0 shares issued and outstanding		-
Additional paid in capital		500
TOTAL SHAREHOLDER'S EQUITY		500
Total Liabilities and Shareholder's Equity	$	500

See Accountants' Opinion